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                               SEDONA CORPORATION
                              455 South Gulph Road
                            King of Prussia, PA 19406

                                February 1, 2001

FEDERAL EXPRESS

Dutchess Advisors, Ltd.
100 Mill Plain Rd., 3rd Fl.
Danbury, CT  06811

Attention: Michael A. Novielli

         Re:      Finder's Fee Arrangement

Ladies and Gentlemen:

         This letter agreement ("Agreement") will confirm the understanding between Sedona Corporation, a Pennsylvania corporation (the "Company"), and Dutchess Advisors, Ltd., a New York corporation ("Dutchess"), pursuant to which the Company will retain Dutchess as its non-exclusive financial advisor ("Finder"), on the terms and subject to the conditions set forth herein, in connection with a private placement of shares of the Company's common stock, $0.001 par value per share ("Common Stock") and/or Class A preferred stock, $2.00 par value per share ("Preferred Stock"). The Preferred Stock and the Common Stock are sometimes referred to herein as the "Securities."

         The Company proposes, and the Finder agrees, that the Securities be sold solely to investors that qualify as "accredited investors" as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended ("Act"), pursuant to an exemption from the registration requirements of Section 5 of that Act.

         1. Retention of Finder. The Company hereby appoints Dutchess as its non-exclusive financial advisor in connection with the private placement of the Securities and Dutchess hereby accepts such appointment and agrees to use its best efforts to introduce accredited investors to the Company. In introducing accredited investors to the Company, the Finder shall act solely as the agent for the Company and not as principal.



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         2. Offering Materials. Only the Company may transmit materials describing the Company, the Securities and the transactions related thereto (together with any amendments thereof or supplements or exhibits thereto, the "Offering Materials") to accredited investors. The Company does not authorize the Finder to transmit any Offering Materials to accredited investors.

         3. Representation, Warranties and Covenants of the Finder. The Finder represents, warrants and covenants to the Company that, as of the date hereof and as of the consummation of the sale of the Securities to any accredited investors introduced to the Company by the Finder ("Closing Date"):

                  (a) The Finder has full power and authority and legal right to enter into this Agreement and to engage in the transactions contemplated hereby; and

                  (b) The Finder did not seek accredited investors by means of any form of general solicitation, general advertising, publicly disseminated advertisements or sales literature.

         4. Indemnification. The Company agrees to indemnify the Finder against all losses, claims, damages, liabilities or expenses insofar as such losses, claims, damages, liabilities or expenses arise out of or relate to actions or failures to act by the Company or otherwise arise out of or relate to the Finder's engagement hereunder, provided, however, that the Company shall not be liable to the extent that such losses, claims, damages, liabilities or expenses are determined to have resulted primarily from the gross negligence or willful misconduct of the Finder.

         5. Compensation of Finder. At the Closing Date of a sale of the Securities to accredited investors introduced to the Company by the Finder, the Company will pay to the Finder in consideration of its services hereunder an amount based on the following fee schedule:

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     Total Gross Proceeds from       Fee as a Percentage of Total Gross Proceeds
          Securities Sold
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          up to $3 million                                 7%
  over $3 million up to $7 million                         5%
  over $7million up to $10 million                         3%
          over $10 million                                 2%

 -------------------------------------------------------------------------------

         Such fee shall be due and payable on each Closing Date by wire transfer in immediately available funds to the account designated by the Finder.

         At each Closing Date, the Company also will issue five-year warrants to purchase 5,000 shares of Common Stock to the Finder for every $1 million dollars of the Securities sold to

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accredited investors introduced to the Company by the Finder. The per share exercise price of the warrants shall be equal to 120% of the highest per share offering price at which the Securities are sold. The Company shall enter into a registration rights agreement with the Finder at the Closing Date granting piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of the warrants.

         6. Termination. This Agreement shall automatically terminate 180 days from the date first written above. Notwithstanding the foregoing, the Company or the Finder may terminate this Agreement, with or without cause, at any time upon written notice to the other party. However, the actual termination date of this Agreement notwithstanding, the Finder shall be entitled to receive its full and complete remuneration pursuant to Section 5. of this Agreement, for the entire term of the agreement executed between the Company and the accredited investor(s).

         7. Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by facsimile transmission, telex or telegraph and confirmed by a similar mailed writing, if to the Company, addressed to the Company at the address first stated in this Agreement,
Attention: William K. Williams, Chief Financial Officer, or to such other address as the Company may designate in writing to the Finder and, if to the Finder, addressed to , Dutchess Advisors, Ltd., 100 Mill Plain Rd., 3rd Floor, Danbury, CT 06811; Attention: Michael A. Novielli, Managing Director, or such other address as the Finder may designate in writing to the Company.

         8. Confidentiality. The Finder agrees to use all non-public information provided to it by or on behalf of the Company hereunder solely for the purpose of providing the services which are the subject of this Agreement and to treat confidentially all such information, provided, however, that nothing herein shall prevent the Finder from disclosing any such information (i) pursuant to law, regulation or legal process, including the order of any court or administrative agency or in any pending legal or administrative proceeding, (ii) upon the request or demand of any regulatory authority having jurisdiction over the Finder or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure by the Finder,
(iv) to the Finder's employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information or (v) to any of its affiliates as set forth in Section 9.


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         9. Miscellaneous.

                  (a) THIS AGREEMENT SHALL BE DEEMED MADE IN PENNSYLVANIA AND SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

                  (b) This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall constitute one and the same instrument. The Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person shall have any right or obligation hereunder. This Agreement supersedes all prior agreements and understandings of the parties hereto with respect to the subject matter hereof and may only be amended, modified or changed, or a provision hereof waived, by a written instrument signed by the parties hereto. Paragraph headings herein are for convenience only and are not a part of this Agreement. This Agreement is solely for the benefit of the Company and the Finder and no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other party.

                  (c) If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Company and the Finder shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

                  (d) The Company acknowledges that the Finder has been retained on a non-exclusive basis solely by the Company, and that the Company's engagement of the Finder is not intended to confer rights upon any persons not a party hereto (including shareholders, employees and creditors of the Company) as against the Finder, its affiliates or their respective directors, officers, agents and employees.

                  (e) The Company acknowledges that the Finder or an affiliate may be providing financial advisory or other services to parties whose interests may conflict with those of the Company. In accordance with their long-standing policy to hold in confidence the affairs of their customers, however, neither the Finder nor any of its affiliates will furnish confidential information obtained from the Company or such other parties to any of its other customers. Furthermore, neither the Finder nor any of its affiliates will make available to the Company or such other parties confidential information that it has obtained or may obtain from any other customer.

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                  (f) Any payments to the Finder hereunder, whether pursuant to
Sections 4, 5 or otherwise, shall be in U.S. dollars and shall be free of all withholding, stamp and other similar taxes and of all other governmental charges of any nature whatsoever.

                  (g) EACH OF THE COMPANY AND THE FINDER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE FINDER IN THE NEGOTIATIONS, PERFORMANCE OR ENFORCEMENT HEREOF.

                  (h) Each of the Company and the Finder irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the City of King of Prussia over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Company and the Finder hereby agree that service of any process, summons, notice or document by registered mail addressed to the Company or the Finder, as the case may be, shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the Company and the Finder irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and the Finder agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and the Finder and may be enforced in any other courts to whose jurisdiction the Company or the Finder, as the case may be, is or may be subject by suit upon judgment.


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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to each of the undersigned a counterpart hereof, whereupon this Agreement shall become a binding agreement between the Finder and the Company. This Agreement shall supercede all other prior such agreements between the Finder and Company. Upon execution of this Agreement by both parties, all other prior such agreements shall be considered immediately null and void.

                                            Very truly yours,

                                            SEDONA CORPORATION


                                            By: /s/ Marco A. Emrich
                                                --------------------------------
                                                    Marco A. Emrich, President


ACCEPTED AND AGREED TO
this 1st day of February, 2001

DUTCHESS ADVISORS, LTD.


By: /s/  Michael A. Novielli
    -----------------------
         Michael A. Novielli
         Managing Director


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